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--------                                             OMB NUMBER: 3235-0104
 FORM 3                                              Expires:  December 31, 2001
--------                                             Estimated average burden
                                                     Hours per response    0.5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name AND Ticker or        6. If Amendment, Date
     Burger     Thomas       G.               Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)             Genta Incorporated (Nasdaq:GNTA)     (Month/Day/Year)
     (Last)     (First)     (Middle)           6/14/2001                 ----------------------------------
     c/o Genta Incorporated
     Two Oak Way                           ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. I.R.S. Identification         Person(s) to Issuer              7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
 Berkeley Heights   NJ         07922          Person, if an entity             Director          10% Owner      Applicable Line)
----------------------------------------      (voluntary)                -----            -----                 X   Form filed by
      (City)      (State)      (Zip)       ----------------------------    X    Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                               VP Corporate Development       -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock, par value $.001
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).


                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                        REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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
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                                                                                                                             (Over)
                                                                                                                     SEC 1473(3-99)
FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date                   3. Title and Amount of            4. Conver-    5. Owner-   6. Nature
   (Instr. 4)                       Exercisable and           Securities Underlying             sion or       ship        of
                                    Expiration Date           Derivative Security               Exercise      Form of     Indirect
                                    (Month/Day/               (Instr. 4)                        Price of      Deriv-      Beneficial
                                    Year)                                                       Deri-         ative       Ownership
                                                                                                vative        Security:   (instr. 5)
                                                                                                Security      Direct
                                 -----------------------------------------------------------                  (D) or
                                 Date      Expira-                                    Amount                  Indirect
                                 Exercis-  tion                  Title                or                         (I)
                                 able      Date                                       Number                  (Instr.
                                                                                      of                      5)
                                                                                      Shares
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Options to acquire
  Common Stock (1)              10/01/99   10/01/08   Common Stock, par Value $.001   125,000    $0.875         D
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Options to acquire
  Common Stock (2)               5/11/00    5/11/09   Common Stock, par Value $.001    12,500    $3.25          D
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Options to acquire
  Common Stock (3)              12/29/01   12/29/10   Common Stock, par Value $.001    30,000    $8.00          D
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Explanation of Responses:

(1)  These options were granted upon employment with Genta Incorporated. These options vest equally over the next two (2) years.
(2)  These options vest equally over the next two (2) years.
(3)  These options vest equally over the next four (4) years.

                                                                                  /s/ Thomas G. Burger               July 19, 2001
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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